UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037

April 2, 2012

Dear Shareholder:
You are cordially invited to attend, as indicated below, our Annual Meeting of Shareholders to be held on Monday, May 14, 2012 at 11:00 am (PDT).
One of the steps we have taken this year to reduce operating expenses is to hold a virtual audio and video Annual Meeting via the Internet, rather than at a rented facility. We are offering a live webcast of the Annual Meeting for our Shareholders at https://virtualshareholdermeeting.com/PICO2012 where you will be able to listen to the Annual Meeting, vote electronically, and submit questions to Mr. Hart, our President and Chief Executive Officer, following his report on our operations after the Annual Meeting.
Under the United States Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to our shareholders via this medium. The new delivery process will allow us to provide Shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 2, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials which contains instructions on how to access our proxy statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the Notice of Annual Meeting and proxy statement.
Only shareholders of record, as of the close of business on March 16, 2012, are entitled to receive notice of, to attend via the Internet, and to vote on matters to be presented at, the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our live webcast of the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail (if you have requested and received a paper copy of the proxy materials by mail) in order to ensure the presence of a quorum. If you attend the meeting via the Internet, you will, of course, have the right to revoke the proxy and vote your shares at that time. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
We look forward to the Annual Meeting of Shareholders and thank you for your support.

/s/ Ronald Langley
Ronald Langley
Chairman

/s/ John R. Hart
John R. Hart
President and Chief Executive Officer

PICO HOLDINGS, INC.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PICO Holdings, Inc.'s 2012 Annual Meeting of Shareholders will be held on Monday, May 14, 2012 at 11:00 am (PDT) via the Internet at https://virtualshareholdermeeting.com/PICO2012 for the following purposes:

1.
ELECTION OF DIRECTORS.  To elect as directors the two nominees named in the proxy statement, Robert G. Deuster and Julie Sullivan, Ph.D., to serve for three years until the Annual Meeting of Shareholders in 2015 and until their respective successors have been duly elected and qualified.

2.
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.  To vote on an advisory (non-binding) resolution approving the compensation of the Company's named executive officers, as disclosed in this definitive proxy statement.

3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

4.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our board of directors recommends a vote for Items 1, 2 and 3. Any action may be taken on the foregoing matters at the Annual Meeting of Shareholders on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The board of directors fixed the close of business on March 16, 2012 as the record date that determined the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice regarding the availability of proxy materials for the shareholder meeting to be held on Monday, May 14, 2012, at 11:00 am (PDT). Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2011. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. This proxy statement and our Annual Report to Shareholders are available on our web site at www.proxyvote.com which does not have “cookies” that identify visitors to the site. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1	By Internet: go to www.proxyvote.com;
2	By toll-free telephone: call 1-800-652-VOTE (8683); or
3	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of voting at the Annual Meeting of Shareholders.

By Order of the Board of Directors,
/s/ John R. Hart
Dated: April 2, 2012	John R. Hart President and Chief Executive Officer

PICO HOLDINGS, INC.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2012

PICO Holdings, Inc.'s board of directors is soliciting proxies for the 2012 Annual Meeting of Shareholders. This proxy statement contains information about the items you will vote on at the Annual Meeting. This document is scheduled to be available on the Internet on or about April 2, 2012, the date that the Notice of Internet Availability of Proxy Materials is expected to be mailed to our shareholders. The meeting will be held at 11:00 am (PDT) on Monday, May 14, 2012 via live webcast on the Internet at https://virtualshareholdermeeting.com/PICO2012. The proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before the close of voting at the Annual Meeting of Shareholders.

The following matters will be considered at the Annual Meeting of Shareholders:

1.
To elect as directors the two nominees named herein, Robert G. Deuster and Julie H. Sullivan, Ph.D., to serve for three years until the Annual Meeting of Shareholders in 2015 and until their respective successors have been duly elected and qualified.

2.	To vote on an advisory (non-binding) resolution approving the compensation of the Company's named executive officers, as disclosed in this definitive proxy statement.
3.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.
4.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our principal executive office is located at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, and our telephone number is (888) 389-3222.

HOW TO PARTICIPATE IN THE ELECTRONIC MEETING

In order to participate in this year's Annual Meeting of Shareholders, please log on to:
https://virtualshareholdermeeting.com/PICO2012 and click on the “Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 11:00 am (PDT) meeting to provide time to register and download the required audio software, if needed. All shareholders will need to register by entering your name and, if you would like to ask a question during the question and answer session following the Annual Meeting presentation, you will also need to enter the control number received with your Notice of Internet Availability of Proxy Materials or, if you requested a paper copy, the proxy card. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting webcast and select “Ask a Question.”

The webcast replay will be available until December 31, 2012.

SOLICITATION AND VOTING

Internet Availability of Annual Meeting Materials and Annual Report

We are making this proxy statement and our 2011 Annual Report to Shareholders, including our Form 10-K, as amended, for the year ended December 31, 2011 (which is not a part of our proxy soliciting materials), available to our shareholders electronically via the Internet. On April 2, 2012, we mailed to our shareholders entitled to vote a Notice of Internet Availability of Proxy Materials directing shareholders to a web site where they can access our proxy statement and annual report and view instructions on how to vote via the Internet or by phone.

If you only received a Notice of Internet Availability of Proxy Materials and would like to receive an email copy or a paper copy of our proxy materials along with a proxy card, one can be requested by calling us at (888) 389-3222, by internet at proxy.picoholdings.com, or by sending us a written request at:

7979 Ivanhoe Avenue
Suite 300
La Jolla, California 92037
Attention: Corporate Secretary

The Annual Report to Shareholders, including our Form 10-K, as amended (which is not a part of our proxy soliciting materials) for the year ended December 31, 2011, will be mailed with this proxy statement to those shareholders that request a copy of the proxy materials by mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our annual report (including our Form 10-K, as amended, and the exhibits filed with it) are available at our website at www.proxyvote.com. Upon request by any shareholder at the website, corporate headquarters address or telephone number listed above, we will promptly furnish a proxy card along with a copy of our proxy statement, annual report on Form 10-K, as amended, and any or all exhibits, for the year ended December 31, 2011. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting of Shareholders.

Shareholders Sharing the Same Address
We have adopted a procedure called “householding,” which has been approved by the United States Securities and Exchange Commission, or SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that request a paper copy of proxy materials by mail, one copy of our Annual Report to Shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees.

Voting Information
Record Date. The record date for our Annual Meeting of Shareholders is March 16, 2012. On the record date, there were 22,799,080 shares of our common stock outstanding.
Voting Your Proxy. Only shareholders of record as of the close of business on the record date, March16, 2012, are entitled to vote. Except for shares held by our subsidiaries, which will not be voted at the Annual Meeting, each share of common stock entitles the holder to one vote on all matters brought before the Annual Meeting. Shareholders whose shares are registered in their own names may vote (1) via the Internet, (2) by telephone or (3) if you have requested and received a paper copy of the proxy materials by mail, by returning a proxy card. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if you complete and submit (and do not revoke) your proxy or voting instructions prior to the Annual Meeting, the shares of our common stock represented by the proxy will be voted (1) FOR the election of each of the two director candidates nominated by the board of directors; (2) FOR the approval of the advisory resolution approving the Company's executive compensation; (3) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.
Cumulative Voting. In voting for the election of directors, all shareholders have cumulative voting rights if at least one shareholder gives notice, whether at the Annual Meeting or prior to the voting, of the shareholder's intention to cumulate votes. If cumulative voting is permitted in the election of directors, the proxy holders will have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes are to be cumulated. Accordingly, each shareholder may cumulate such voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card. We will not accept any notice to cumulate by the Internet or telephone. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on March 16, 2012, the record date for the Annual Meeting of Shareholders, is entitled to one vote. If you vote by proxy card and sign your card with no further instructions, Maxim C.W. Webb and James F. Mosier, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Revoking Your Proxy. Shareholders may revoke their proxy at any time before we close polling for each matter to be voted on at the Annual Meeting by submitting a later-dated vote electronically at the Annual Meeting of Shareholders, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting of Shareholders. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm in advance of the close of polling for each matter to be voted on at the Annual Meeting of Shareholders.

Vote Required, Abstentions and Broker Non-Votes. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote, which shall include all shares voted electronically via the Internet, is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting of Shareholders. A broker non-vote occurs when shares are held in “street name” by a broker and the beneficial owner of such shares does not instruct the broker as to how to vote the shares. In this case, the broker will not have the discretion to vote the shares and they will be considered “broker non-votes”, except in the case of the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting for 2012, in which case the broker will have discretion as to how to vote the shares.

If a quorum is present, the two nominees for election as directors receiving the highest number of votes will be elected. Approval of all other matters, including the non-binding and advisory approval of proposals number two and three, requires that the votes cast for such actions exceed the votes cast against such actions.

The following will not be considered votes cast and will have no effect on any of the matters: (1) a share whose ballot is marked as withhold; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) broker non-votes.

Proxies and ballots will be received and tabulated by Computershare Investor Services, LLC, our transfer agent and the inspector of elections for the Annual Meeting. Except for contested proxy solicitations or as required by law, proxy cards and voting tabulations that identify shareholders are kept confidential.

Expenses of Solicitation. We will bear the expense of assembling, preparing, printing, mailing and distributing the notices and these proxy materials and soliciting votes. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers or employees (who will receive no additional compensation for their services in such solicitation) in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. We have retained Morrow and Company to act as a proxy solicitor in conjunction with the meeting, and we have agreed to pay them $6,500 plus reasonable out of pocket expenses, for proxy solicitation services. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Voting Results. We will announce preliminary results at the Annual Meeting of Shareholders and also on a Form 8-K to be filed with the SEC within four business days after the meeting.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Carlos C. Campbell, Robert G. Deuster, Kristina M. Leslie, Richard D. Ruppert, MD, and Julie H. Sullivan, Ph.D., are “independent directors” as defined by listing standards for the NASDAQ Global Market. The independent directors have regularly scheduled executive session meetings at which only the independent directors are present. In 2011, executive sessions were led by Ms. Leslie, Vice Chair and independent director. An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman in his own discretion or at the request of the board of directors.

Board Leadership Structure

The Corporate Governance and Nominating Committee has been responsible for reviewing and making recommendations to the board of directors regarding the board's leadership structure. Prior to February 2008, the Chairman had generally been one of our executive officers. The role of the Chairman is to manage the affairs of the board of directors, including ensuring that the board is organized properly, functions effectively and meets its obligations and responsibilities. The Chairman also develops and approves agendas and presides at all meetings of the board of directors and the shareholders. From November 1996 until May 2007, the position was held by Mr. Langley, one of our executive officers at the time. After Mr. Langley informed the board of directors of his decision to voluntarily retire, the Corporate Governance and Nominating Committee and the board of directors considered whether the Chairman should be an independent director. In the course of their evaluation, this Committee and the board of directors considered factors that included:

•	the challenges and opportunities of our Company, including the need for clear accountability;
•	the policies and practices in place to provide effective and independent oversight of management;
•	applicable regulatory requirements; and
•	corporate governance trends and practices of other large public corporations.

After considering these and other factors, in February 2008, the Corporate Governance and Nominating Committee recommended, and the board of directors approved, the election of an independent chairman. As a result, Mr. Weil, who served as Lead Director from May 2007 until such time, was elected Chairman. Mr. Weil served as Chairman until he retired from the Board in August 2010, at which point the board appointed Mr. Langley as Non-Executive Chairman and Ms. Leslie as Non-Executive Vice Chair.

Our board of directors believes that the current board leadership structure is best for our Company and our shareholders at this time because it:

•
Separates the offices of Chair and Chief Executive Officer. As opposed to having a Chairman who is also the Chief Executive Officer, a non-executive Chairman enhances the board's ability to provide oversight of management.

•
Provides for Succession Planning. We have appointed Kristina M. Leslie as a non-executive Vice Chair in order to address our need for succession planning. Additionally, Ms. Leslie is an independent director and her serving in a prominent role as the Vice Chair increases her visibility to our shareholders.

•
Requires substantial time. The Chairman role has evolved to include significant duties and responsibilities, such as more interaction with executive management on strategic opportunities, capital formation, and other important matters, which may be difficult to reconcile with the full-time demands of managing the day-to-day affairs of the Company.

•
Enhances the independent oversight of management and reduces any conflicts of interest.  Because the board of directors serves to oversee and monitor the actions of management, the board believes its leaders should be in a position to be critical of such actions.

Role of the Board of Directors in Risk Oversight

Our board of directors as a group is responsible for all risk oversight of our Company and, as such, has full access to management so that it can maintain open and continuous communication that ensures that the risks associated with the various aspects of our Company are appropriately identified and addressed. In addition, each of our committees oversees a portion of the Company's risk framework and controls. Our Compensation Committee reviews the risks associated with compensation incentives. Our Audit Committee oversees the risks associated with (a) our financial statements, financial and liquidity risk exposures, including any material and pending legal proceedings, significant transactions, and investment guidelines and performance, (b) fraud, (c) security of and risks related to information technology systems and procedures, and (d) related party transactions and actual and potential conflicts of interests. Our Corporate Governance and Nominating Committee oversees the policies and procedures related to director and management succession and transition.
In carrying out each of their responsibilities in overseeing the Company's policies with respect to risk, the committees discuss the issues with internal personnel and third parties that they deem appropriate. After such review and discussions, the committees evaluate and report to the full board of directors each of their respective findings and recommendations. The board of directors is ultimately responsible for the adoption of any such recommendations.

The Company's leadership structure compliments our board of directors' risk oversight function. The separation of the offices of the Chief Executive Officer and the Chairman promotes effective consideration of matters presenting significant risks by management and directors. Our board of directors' role of risk oversight has not specifically affected its leadership structure. Our board of directors regularly reviews its leadership structure and evaluates whether it is functioning effectively.

Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Our Audit and Compensation Committees are composed solely of independent directors. Our Corporate Governance and Nominating Committee is not composed entirely of independent directors. As a result, any nominations for our board of directors must be approved by a majority of our independent directors. The committees operate pursuant to written charters, which are available on our website under “Corporate Governance” at http://investors.picoholdings.com. The following table sets forth the three standing committees of the board, the current members of each committee and the number of meetings held by each committee in 2011.

Audit Committee. The Audit Committee consists of Ms. Leslie (Chair), Mr. Campbell, Dr. Ruppert, Dr. Sullivan, and Mr. Deuster, none of whom has been or is an officer or employee of our Company. Each member of the Audit Committee, in the judgment of the board of directors, is independent as that term is defined in the listing standards for the NASDAQ Global Market. The functions of the Audit Committee include: (a) meeting with the independent registered public accounting firm to review their reports on their audits of our financial statements, their comments on our internal control over financial reporting and the action taken by management with regard to such comments; (b) reviewing and approving all related persons transactions; (c) reviewing auditor independence; (d) issuing an Audit Committee report to the shareholders; and (e) the appointment of our independent registered public accounting firm and pre-approving all auditing and non-auditing services to be performed by such firm. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits to investigate any matter brought to its attention and to perform such other duties as may be assigned to it from time to time by the board of directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. A copy of the Audit Committee's Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.
Audit Committee Financial Experts

The board of directors has determined that Kristina M. Leslie, Richard D. Ruppert, M.D., and Julie H. Sullivan, Ph.D., are “independent” and are each qualified as an audit committee financial expert as defined in SEC rules.
Compensation Committee. The Compensation Committee consists of Mr. Campbell (Chairman), Ms. Leslie, Dr. Ruppert, and Mr. Deuster. None of its members is or has been an officer or employee of our Company, and our board of directors has determined that each member of the Compensation Committee is independent as that term is defined in the listing standards for the NASDAQ Global Market.
The functions of the Compensation Committee include: (a) evaluating the performance of, and set compensation for, our Chief Executive Officer and other senior management; (b) reviewing and approving the overall executive compensation program for our executives and the executives of our subsidiaries; (c) considering and reviewing compensation levels for services as a member of our board of directors and its committees; (d) making recommendations to our board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and (e) administering and granting awards under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan. The Compensation Committee's goals are to attract and retain qualified directors and key executives critical to our long-term success, to reward executives for our long-term success and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results. Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. A copy of the Compensation Committee's Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee members consist of Dr. Sullivan (Chair), and Messrs. Campbell, and Slepicka. Dr. Sullivan and Mr. Campbell are not and have not been an officer or employee of our Company. In the judgment of the board of directors, Dr. Sullivan and Mr. Campbell are independent as that term is defined in the listing standards for the NASDAQ Global Market. The functions of the Corporate Governance and Nominating Committee include: (a) identifying, reviewing, evaluating and selecting candidates to be nominated for election to the board of directors; (b) identifying and recommending members of the board of directors to committees; (c) overseeing and implementing the system of the corporate governance of the Company; and (d) overseeing the plans and process to monitor, control and minimize our risks and exposures.

A copy of the Corporate Governance and Nominating Committee's Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

Director nominees. The Corporate Governance and Nominating Committee works with the Board of Directors to determine the appropriate characteristics, skills, and experience for the board as a whole and its individual members. This evaluation includes issues of diversity, age, skills and experience - all in the context of an assessment of the perceived needs of the Board at that time. In evaluating the suitability of individual board members for continued service, as well as potential new candidates for the Board, the Corporate Governance and Nominating Committee and the board take into account many factors, including:

•	business experience;

•	academic credentials;

•	inter-personal skills;

•	the ability to understand our business;

•	leadership skills;

•	the understanding of the responsibilities of being a director of a publicly held company;

•	corporate experience;

•	prior experience on other boards of directors; and

•	the potential for contributing to our success.

Although we do not currently have a policy with regard to the formal consideration of diversity in identifying candidates for election to the board, the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse Board, and takes diversity considerations into account when identifying candidates. The Corporate Governance and Nominating Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. We endeavor to have a Board representing diverse experience at policy-making levels in business, government, and education, and in areas that are relevant to our activities. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. These factors, and others considered useful by the Corporate Governance and Nominating Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular time.

Directors are expected to possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Board members are expected to rigorously prepare for, attend, and participate in all Board and applicable Committee meetings.

In 2011, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders; however, such recommendations must be submitted in writing to our Corporate Secretary along with the candidate's resume and any other relevant information. See “Shareholder Nomination of Directors” below.

Because our Governance and Nominating Committee is not composed entirely of independent directors, any nominations for our board of directors must be approved by a majority of our independent directors.

Directors' Attendance

In 2011, there were four meetings of the board of directors. All of the directors attended all of the aggregate of their respective board and committee meetings.
It is the policy of the board that each director, in the absence of extenuating circumstances, should attend our Annual Meeting in person. All of our directors attended our 2011 Annual Meeting.

Corporate Governance Guidelines (including Majority Voting Policy and Stock Ownership Guidelines)

We have adopted Corporate Governance Guidelines which are posted on our website under “Corporate Governance” at http://investors.picoholdings.com. These Corporate Governance Guidelines are a set of policies intended to guide the Board of Directors in its governance practices in the future. In addition to addressing many of the items discussed in this Corporate Governance section, our Corporate Governance Guidelines include stock ownership guidelines (which are discussed in greater detail in the compensation discussion and analysis section of this Proxy Statement), and a majority voting policy.

Under the majority voting policy, if a director receives in an uncontested election a greater number of “Withhold” votes then votes casted “For” his or her election, the Corporate Governance and Nominating Committee will undertake an evaluation of the appropriateness of the director's continued service on the board. In performing this evaluation, the Corporate Governance and Nominating Committee will review all factors deemed relevant, including the stated reasons why shareholders withheld votes for election from such director, the director's length of service, his or her past contributions to the Company and the board, including committee service, and the availability of other qualified candidates. The Corporate Governance and Nominating Committee will then make its recommendation to the board. The board will review this recommendation and consider such further factors and written information as it deems relevant.

Under this policy, the Corporate Governance and Nominating Committee will make its recommendation, and the board will act on the Committee's recommendation, no later than 90 days following the date of the shareholders meeting. If the board determines remedial action is appropriate, the director shall promptly take what action is requested by the board. If the director does not promptly take the recommended remedial action, or if the board determines that immediate resignation is in the best interests of the Company and its shareholders, the director shall promptly tender his or her resignation upon request from the board. We will publicly disclose the board's decision within four business days in a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached and, if applicable, the reason for not requesting the director's resignation. The director in question will not participate in the Corporate Governance and Nominating Committee or the board's analysis.

Shareholder Nomination of Directors

Any shareholder of the Company may nominate one or more persons for election as a director at an Annual Meeting of Shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws. We have an advance notice bylaw provision. In order for the director nomination to be timely for the 2013 Annual Meeting, a shareholder's notice to our secretary must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the date of the 2012 Annual Meeting. As a result, any notice for a director nomination given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 14, 2013 and no later than the close of business on February13, 2013.
If the date of our 2013 Annual Meeting is a date that is not within 30 days before or 60 days after May14, 2013, the anniversary date of our 2012 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.
Shareholder nominations must include the information regarding each nominee required by our bylaws. A copy of our bylaws is posted on our website under “Corporate Governance” at http://investors.picoholdings.com. Nominations not made according to these procedures will be disregarded. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when submitted in writing along with the candidate's resume and any other relevant information. All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Governance and Nominating Committee and approved by the board, will be included in our recommended slate of director nominees in our proxy statement. For information about shareholder proposals (other than nominations of directors), please see “Shareholder Proposals to be Presented at Next Annual Meeting” in this proxy statement.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. A copy may be obtained without charge by writing to our Corporate Secretary at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037. It is also posted on our web site under “Corporate Governance” at http://investors.picoholdings.com.

PROCESS FOR SHAREHOLDERS TO COMMUNICATE WITH BOARD OF DIRECTORS

Individuals may contact our entire board of directors or an individual director by sending a written communication to the board or such director in care of:

Corporate Secretary PICO Holdings, Inc. 7979 Ivanhoe Avenue, Suite 300 La Jolla, California 92037

Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent. The Corporate Secretary may review the letter or communication to determine whether it is appropriate for presentation to the board or to the directors or director specified. Advertisements, solicitations or hostile communications will not be presented. Communications determined by the Corporate Secretary to be appropriate for presentation will be submitted to the board or to the directors or director specified immediately thereafter. If no director is specified, the Corporate Secretary will immediately forward appropriate letters or communications to the Chairman of the board of directors.
A shareholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above. These communications will be handled by the Chairman of the Audit Committee. Finally, communications can be sent directly to individual directors by addressing letters to the director's individual name, c/o the Board of Directors, at the address above.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Nominees and Continuing Directors

We have a classified board of directors. Our directors are divided into three classes, with each class serving a three-year term. The terms of office of each class end in successive years. Two of our directors are to be elected at our 2012 Annual Meeting for terms ending at the Annual Meeting of Shareholders in the year 2015 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, Maxim C.W. Webb and James F. Mosier, as proxy holders, intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the two nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, a substitute nominee will be recommended to the board by the Corporate Governance and Nominating Committee. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our common stock beneficially owned by these nominees.

The board of directors, at the recommendation of our Corporate Governance and Nominating Committee, has nominated Robert G. Deuster and Julie H. Sullivan, Ph.D. for election as directors at our Annual Meeting on May 14, 2012 for terms ending in 2015. The independent directors unanimously approved the nomination for election to the board of Robert G. Deuster and Julie H. Sullivan, Ph.D. and each of the nominees has consented to be nominated and to serve if elected.

Information Regarding Nominees and Continuing Directors

The following table and biographical descriptions set forth certain information with respect to the two nominees and our other five directors, each of whom are currently serving and, unless otherwise specified, have served continuously since she or he was previously elected. This information is based on information furnished to us by each such director. The ages listed below are as of February 1, 2012.

Name	Age	Term Expires	Director Since	Positions Held with the Company (other than Director)

Robert G. Deuster *	61	2012	2011
Richard D. Ruppert, MD (1)	80	2012	1996
Julie H. Sullivan, Ph.D.*	54	2012	2009
Carlos C. Campbell	74	2013	1998
Kristina M. Leslie	47	2013	2009	Non-Executive Vice Chair
Kenneth J. Slepicka	55	2013	2005
John R. Hart	52	2014	1996	President and Chief Executive Officer
Ronald Langley	67	2014	1996	Non-Executive Chairman

* Nominees for terms ending in 2015
(1) Richard D. Ruppert is not a nominee for election and he will retire from the Board at the Annual Meeting.

Each of our directors and nominees has an established record of professional accomplishment in his or her chosen field, the ability to contribute positively to the collaborative culture among board members, as well as professional and personal experiences and expertise relevant to our objective of generating superior long-term growth in our book value per share. Additionally, each of our independent directors is a member of the National Association of Corporate Directors. All of our directors develop and continue to oversee the long-term strategy, management structure, and corporate governance programs that are in place today. The following provides further qualifications, attributes and other biographical information with respect to the two nominees and the other continuing directors.

Nominees for Directors to be Elected in 2012 with Terms Ending in 2015

Robert G. Deuster was elected to the board on February 28, 2011. Previously, Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a public company), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Division. Mr. Deuster currently serves on the board of Symmetry Medical Inc., a public company that provides medical devices and solutions to the global orthopedic market. He also serves as a director NEXX Systems, a privately held semiconductor capital equipment company, and Ondax, Inc., a private optical components company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973. Mr. Deuster is a member of the National Association of Corporate Directors.

We believe that Mr. Deuster's extensive technology industry experience and experience on the boards of directors of various public and private companies makes him an invaluable member of our board of directors. This experience provides him keen insight of both the management and operations of a business and the governance and oversight matters facing companies and led to our conclusion that he should serve on our board of directors.

Julie H. Sullivan, Ph.D. has served as a member of our board of directors since 2009. Dr. Sullivan is Executive Vice President and Provost of the University of San Diego after an extensive academic and administrative career as a professor in business and accounting at the University of North Carolina at Chapel Hill (1987-2003) and University of California, San Diego (2003-2005). Dr. Sullivan has served as an Advisory Director and as a member of the audit, compensation, and pension committees of Schenectady International, Inc., a privately owned, global chemical company since 2001. In addition, Dr. Sullivan has 8 years of cumulative prior experience as a director of two other public companies (Applied Micro (AMCC), an electronics company, and United PanAm Financial Corporation (UPFC), a specialty finance company), where she chaired the audit committees of both boards. Dr. Sullivan also has served on two non-profit boards, The Old Globe Theatre and Project Concern International, since 2006.

Dr. Sullivan has a Ph.D. in business and accounting and a Master's degree in accounting and taxation from the University of Florida. Dr. Sullivan also is a certified public accountant (non-practicing) and is a member of the National Association of Corporate Directors. Based on Dr. Sullivan's extensive experience on the boards of diverse entities and her management experience and academic research, we believe that she is extremely knowledgeable and a renowned expert with regard to financial reporting, corporate governance, and business strategy matters and provides an invaluable perspective to our board of directors leading to our conclusion that she should serve on our board of directors.

Directors Whose Terms Continue Through 2013

Carlos C. Campbell has served as a member of our board of directors since 1998. He is Chair of the Compensation Committee, a member of the Audit, Governance and Nominating Committees. He is the President of Global 21, LLC, a strategic advisory company, (Formerly C.C. Campbell & Co., 1985-2011) and Initiative Films, LLC (2011- Present). Mr. Campbell has served as a director of Resource America, In. since 1990. Mr. Campbell has also served as a director of eight other public corporations. Mr. Campbell has completed over two dozen seminars on director training. He has a Certificate of Director Education from the National Association of Corporate Directors and is a graduate of the Director's Institute, University of California Los Angeles where he was designated a Certified Corporate Director. He has completed seminars in corporate governance, auditing and compensation at the Harvard Business School. Mr. Campbell is a member of the National Association of Corporate Directors and is a member of the inaugural class, 2011, of Board Leadership Fellows. He was also elected to the NACD Directorship 100, the most influential directors of U.S. corporations.Mr. Campbell has participated in numerous professional forums with the NACD on governance, compensation and mergers & acquisitions.

Mr. Campbell served as the Assistant Secretary of Commerce for Economic Development, U.S. Department of Commerce (1981-1984) where he was the final authority for an annual program budget of $300 million and a loan portfolio in excess of $1 billion. We believe that Mr. Campbell's extensive directorship training, strategic advisory and government experience, two areas of expertise that are important to certain of our operating segments, enriches the makeup of the board of directors and provide keen insight into our businesses leading to our conclusion that he should serve on our board of directors. Mr. Campbell has a B.S. in Construction Management from Michigan State University, a Certificate in Engineering Science from the U.S. Naval Post Graduate School, and a Master of City & Regional Planning from the School of Engineering & Architecture, Catholic University of America. Mr. Campbell's record of service as a director on public boards and with government agencies also gives him substantial experience on financial, governance and risk oversight matters leading to our conclusion that he should serve on our board of directors.

Mr. Campbell was also a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary of the Company that filed for bankruptcy in 2006.

Kristina M. Leslie has served on our board of directors since 2009 and as our Non-Executive Vice Chair and lead independent director since August 2011. Ms. Leslie is the former Chief Financial Officer of DreamWorks Animation SKG, Inc. where she served in that capacity from 2004 through 2007. Prior to becoming Chief Financial Officer of DreamWorks Animation, Ms. Leslie served as Chief Financial Officer of DreamWorks LLC from 2003 through 2004. Prior to that, she oversaw the corporate finance and strategic planning functions at DreamWorks, LLC since 1996. Currently, Ms. Leslie serves on the Board of Directors of Orbitz Worldwide, Inc. where she is a member of the Audit, Compensation and Nominating and Governance Committees as well as the Board of Directors of Methodist Hospital of Southern California where she is Treasurer and Chair of the Finance, Audit and Compliance Committee. Ms. Leslie is also a Trustee and Vice Chair of the Board at Flintridge Preparatory School. Ms. Leslie is a member of the National Association of Corporate Directors.

Ms. Leslie has a master's of business administration with a concentration in finance. Ms. Leslie has substantial management experience from her years of service at DreamWorks LLC and later as CFO of DreamWorks Animation SKG, a publicly-held company, which gives her keen insight on matters relating to strategic planning, financial reporting, financial management, corporate governance, risk oversight, and management succession. Ms. Leslie's years of service as a director on public and not-for-profit companies also gives her substantial experience on financial, governance and risk oversight matters leading to our conclusion that she should serve on our board of directors.

Kenneth J. Slepicka has served as a member of our board of directors since 2005. Mr. Slepicka is currently the Chairman, Chief Executive Officer and acting Chief Financial Officer of Synthonics Inc., an early stage biotechnology company, and has served in such capacity since 2005. Mr. Slepicka has a master's of business administration. Mr. Slepicka has also received a Master Director Certification from the National Association of Corporate Directors. Mr. Slepicka is a member of the National Association of Corporate Directors and has earned certificates of director education in 2007, 2008, and 2009 from this organization. In addition, Mr. Slepicka served as President and Treasurer of SBC Warburg Futures Inc. from 1994 to 1998 and as Executive Director of Fixed Income Trading for O'Connor & Associates from 1985 to 1994. He has also held risk advisor and portfolio manager positions in the financial services industry. Mr. Slepicka has served as a member of the FIA Steering Committee and the Federal Reserve FCM Working Group and as a Governor of the Board of Trade Clearing Corporation. In addition, Mr. Slepicka currently serves and has served on the boards of directors of several not-for-profit entities. He is also a former member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange, leading to our conclusion that he should serve on our board of directors.

Mr. Slepicka was also a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary of the Company that filed for bankruptcy in 2006.

Directors whose Terms Continue through 2014

John R. Hart has served as our President and Chief Executive Officer and as a member of our board of directors since 1996. Mr. Hart also serves as an officer and/or director of the following subsidiaries of ours: Physicians Insurance Company of Ohio (President and Chief Executive Officer since 1995 and director since 1993), Vidler Water Company, Inc. (Director since 1995, Chairman since 1997, and Chief Executive Officer since 1998), Citation Insurance Company (Director and Chairman since 1996), UCP, LLC (Director and Chairman since 2007), and PICO Northstar, LLC (Director and Chief Executive Officer since 2010). From 1997 to 2006, Mr. Hart was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary of the Company that filed for bankruptcy in 2006, where he served as chairman of the nominating committee and as a member of the compensation committee.

Mr. Hart has been our President and Chief Executive Officer and a member of our board for almost fifteen years and his leadership and strategic guidance over these years have been critical to our success. Mr. Hart also brings the knowledge of the operations of our Company to the board, which provides invaluable insight to the board as it reviews the Company's strategic and financial plans leading to our conclusion that he should serve on our board of directors.

Ronald Langley has served as a member of our board of directors since 1996; he served as our Chairman from August 2010 to present, a position he previously held from 1995 to 2007. Mr. Langley is currently a private investor. Mr. Langley previously served as an officer and/or a director of our following subsidiaries: Physicians Insurance Company of Ohio from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1995 to 2007, and Citation Insurance Company from 1996 to 2007, and Nevada Land and Resource Company, LLC from 1997 to 2007. In addition, Mr. Langley was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary of the Company that filed for bankruptcy in 2006. In the last five years, Mr. Langley has served as a director of the following public companies over the past five years: Jungfraubahn Holding AG; Redflex Holdings Limited; Guinness Peat Group PLC; Water Factory Company Limited (unlisted); Greenbox Group Limited; and Mercantile Investment Company Limited. Mr. Langley has been a director of over 30 entities, including companies, universities, foundations, credit unions, political organizations, and charities, in eight countries around the world.
Mr. Langley has been analyzing SEC-filed financial statements since 1978 and has extensive forensic accounting analysis experience.

We believe that Mr. Langley's expertise in “value” investing and experience has played a significant role in our growth and success of our Company during the past 15 years, including the periods Mr. Langley served as our Chairman, leading to our conclusion that he should serve on our board of directors.

Vote Required for Election of Each Director

The two nominees for election as directors receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:
ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our shareholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote. Our board of directors has determined that this “Say - on - Pay” vote shall be held annually.

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” as identified in the Compensation Discussion and Analysis, or CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the CD&A section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2011 compensation of our named executive officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our board of directors, or our compensation policies and practices as they relate to risk management. Our compensation philosophy centers around the principle of aligning pay and performance. The primary objectives of our compensation program are to pay for performance, recruit, retain and motivate the highest quality executive officers who are critical to our success, align the interests of our named executive officers and other employees with those of our shareholders and promote excellent corporate governance. The CD&A section of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy.

We have many compensation practices that ensure consistent leadership, decision-making and actions, without taking unnecessary risks. The practices are discussed in detail in the CD&A and include:

•	Our overall compensation programs include a mix of different components for the short-term (base salary) and the long-term (bonuses based on growth in book value per share and stock-based awards).
•	We adhere to the highest ethical standards in our corporate governance practice, such as our long-standing insider trading policy.
•	We do not provide tax reimbursements or gross-ups in connection with any of the components of our executive compensation.
•	All of our employees are employed on an at-will basis, other than our CEO who is the only employee with an employment agreement.
•	We do not provide our named executive officers with any perquisites or other benefits that are not available to all employees.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our board of directors or our Compensation Committee, nor will its outcome require the Company, our board of directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the company or our board of directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our board of directors, including our Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against our named executive officers' compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the shareholders of PICO Holdings, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company's definitive proxy statement for the 2012 Annual Meeting of Shareholders.

The Board unanimously recommends a vote “FOR” approval of the foregoing resolution.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the approval of the foregoing resolution.

PROPOSAL NO. 3:
RATIFICATION OF
DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012.

Although ratification by shareholders is not required by law, the board of directors has determined that it is desirable to request approval of this appointment by the shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the engagement should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 31, 2011 and December 31, 2010:

	2011	2010

Audit Fees	$910,095	$855,000
Tax Fees	282,521	288,038
Audit-Related Fees	45,000	45,000
All Other Fees	18,000
Total	$1,255,616	$1,188,038

Audit Fees consist of fees we paid for (i) the audit of our annual financial statements included in our Annual Reports on Forms 10-K and reviews of our quarterly financial statements included in our Quarterly Reports on Forms 10-Q; (ii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory audits or consents; and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consist of fees for professional services for tax compliance, which totaled $206,700,649 and $219,913 in 2011 and 2010, respectively, and tax planning and advice services, which totaled $75,821 and $68,125 in 2011 and 2010, respectively. These services included assistance regarding United States federal, state, local and international tax return preparation, tax audits and appeals, and advice on structuring potential transactions, altering employee benefit plans, and intra-group restructuring.

Audit-Related Fees consist of fees we paid for the audit of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust and services related to proposed or consummated transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events.

The Audit Committee has determined that the provision of non-audit services listed above is compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has recommended, and the board of directors has approved, pre-approval guidelines for all audit and non-audit services to be provided by the independent registered public accounting firm.

These pre-approval guidelines are:

1.	At the earliest possible date, management shall inform the Audit Committee of each audit or non-audit service which management desires our independent registered public accounting firm to perform;
2.	Management shall promptly provide to the Audit Committee detailed information about the particular services to be provided by our independent registered public accounting firm;
3.
The supporting documentation provided to the Audit Committee by management shall be sufficiently detailed so that the Audit Committee knows precisely what services it is being asked to pre-approve; and

4.
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. All such pre-approvals shall be presented to the full Audit Committee at the Audit Committee's next scheduled meeting.

Vote Required for Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section of the proxy statement includes the following:

•
The Executive Summary highlights our pay-for-performance philosophy, long-term focus, key compensation programs and recent changes. It also provides a brief overview of the factors that we believe are most relevant to shareholders as they consider their votes on Proposal 2 (the advisory vote on executive compensation, or “Say-on-Pay”).

•
The Compensation Discussion and Analysis (CD&A) section describes and analyzes our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2011. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.”

•
The Compensation Risk Management section describes the process applied, and the factors considered by both the Company and the Compensation Committee, in an assessment that concluded that our compensation policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company.

•
The Compensation Tables and Narrative Disclosure section reports the compensation and benefit amounts paid to our NEOs for fiscal 2011. The amounts attributable to long-term equity incentive awards represent the grant date fair value of those awards for which actual amounts earned or realized is dependent upon our future stock price performance.

Executive Summary

Our Business Model Drives our Compensation Philosophy and Programs

As a diversified holding company, we believe that we have a business model that is unique for companies with a similar market capitalization. In the course of our business, we: (i) evaluate, acquire and develop undervalued assets in strategic areas at valuations that we believe provide downside risk protection; (ii) enhance the value of those assets through our management and operational expertise, development activities, transaction structure, relationships and efficient use of capital; and (iii) strive to achieve gains in book value per share through disposition of assets at appropriate times. These asset dispositions frequently are several years following our acquisition. We are risk averse and focused on long-term returns. Because our business model focuses on long-term objectives rather than short-term earnings, our compensation arrangements are principally driven by increases in shareholder equity over the long-term. Based upon our discussions with investors holding significant positions in our company, we believe that this focus is aligned with their interests in increasing the value of our stock through increases in book value.

Our Executive Compensation Philosophy and Programs

We have a simple compensation philosophy, which is to hire good people and pay them for performance that relates to increases in shareholder value.  We define “good people” as individuals who are smart, resourceful, experienced, hardworking, and honest. A relatively small number of people have been responsible for our performance over the long-term.  Our CEO and CFO have been with the Company for over 15 years and our other NEOs have all been with the Company for over a decade. Our small management team provides for more efficient decision making and greater accountability. In the case of our CEO, we recognize that he was instrumental in restructuring the Company and developing and implementing our business model.  Following this business model has resulted in outstanding financial results over the long-term.  Over the past ten years, shareholders' equity has grown by over 150% and our book value per share has risen by over 30%.  Over that ten year period, our total shareholder return (“TSR”) was 63.8% compared to 33.32% for the S&P 500 and 41.6% for the Russell 3000 Index.

Incentive compensation is a key component of our executive compensation program, which allows our executive officers to earn above-average compensation if they achieve superior growth in book value per share.  We tie these awards to a benchmark of the five-year average of the Standard & Poor's 500 index in order to emphasize long-term performance.  Because of the relatively infrequent timing of our asset monetization transactions, we do not have a short-term focus on earnings.  As a result, we do not believe that short-term measures, such as a one year TSR or three year TSR, are relevant or useful in evaluating our financial performance or compensating our executives. Although we may make incentive compensation awards in a particular year, this compensation is a result of years of efforts that are recognized when there is a monetization event. This practice more closely aligns the compensation of our executive officers with our corporate objectives and risk tolerance.

Our executive compensation program is subject to a thorough process that includes Compensation Committee review and approval of program design and practices; the advice of a third-party compensation consultant engaged by the Compensation Committee; and long-standing, consistently applied practices with respect to incentive compensation.

Executive Compensation Actions in 2011

Based on our current stage in our investment cycle of developing assets and as a response to last year's say on pay vote, as explained in greater detail in the following CD&A section, we took the following actions regarding executive compensation in 2011:

•Our CEO received a base salary increase of 1.4% in 2011;
•None of our executive officers earned an annual cash incentive award for 2011;
•We did not grant any long term incentive awards to our NEOs in 2011 because our RSU grants in 2010 were intended to address long term compensation for a multi-year period;
•We established stock ownership guidelines (which are discussed in greater detail below);
•We adopted a cash incentive compensation repayment (“claw back”) policy (discussed in greater detail below).
•We amended recently issued RSU awards for our CEO and CFO to eliminate “single trigger” vesting acceleration and replace it with “double trigger” vesting acceleration and we determined to include only double trigger vesting acceleration in future grants (discussed in greater detail below).
•We decided to transition to annual consideration of long-term incentive awards, from our current practice of less frequent and larger multi-year awards, and to vest some or all of future stock-based grants on performance-based criteria.

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for our executive officers.  Our executive compensation program is designed to retain our executive officers and, when warranted, reward them for achieving superior growth in book value per share with moderate risk.  For the year ended December 31, 2011, our named executive officers were:

·	John R. Hart	President and Chief Executive Officer (our “CEO”)
·	Maxim C.W. Webb	Executive Vice President and Chief Financial Officer (“CFO”)
·	John T. Perri	Vice President and Chief Accounting Officer
·	James F. Mosier	General Counsel and Secretary
·	W. Raymond Webb	Vice President of Investments

Our Business Model Drives our Compensation Philosophy and Programs

As a diversified holding company, we believe that we have a business model that is unique for a public company.  To maximize long-term shareholder value, our strategic mission is to select and develop undervalued assets to achieve a superior return on net assets. To do this we:

(i)	evaluate, acquire and develop undervalued assets in strategic asset classes at valuations that we believe provide significant downside risk protection;

(ii)	enhance the value of those assets through our operational expertise, development activities, transaction structure and efficient use of capital; and

(iii)	attempt to achieve gains in book value per share through disposition of assets at appropriate times.

Asset dispositions generally are several years following our acquisition. Due to the nature of our business, especially the multi-year cycle from acquisition of an asset until its disposition, we are focused on long term performance rather than annual performance.

This business strategy requires a management team with demonstrated expertise in asset and business acquisitions, investments of all types of securities (public and private) and financial management and business operations of acquired entities in local as well as international markets.  Our management team must review, operate and manage a broad and diversified range of businesses, investments, assets, and operations that currently include water resources and storage, real estate, agriculture and insurance, but may include related or unrelated businesses in the future.  In addition, our management team must assist in setting strategic direction for each business and the company as a whole.  This team is also responsible for seeking and investigating new investment and acquisition opportunities as well as coordinating and maintaining good investor relations.

Our Compensation Philosophy

Our compensation philosophy is to retain our key executives and pay them for performance that relates to increases in shareholder value over the long-term. Our philosophy is based on the fact that we have a long tenured executive team that is instrumental to our success. Our CEO has been with the Company for over 16 years and our other NEOs have all been with the Company for over 13 years. Over the past 10 years, shareholders' equity has grown by approximately 150% and our book value per share has risen by over 30%.  Over that ten year period, our total stockholder return (“TSR”) was 63.8% compared to 33.32% for the S&P 500 and is 41.6% for the Russell 3000 Index. These returns are not risk-adjusted, which, considering that our returns have been earned while utilizing very little leverage both in absolute and relative terms, may make them more attractive to long term investors.

We consider retention of our key executives important because it could be very disruptive and costly for our business if we needed to replace any of our key executives. Our CEO was instrumental in restructuring the Company and developing and implementing our business model. Our other NEOs (as well as the senior executives of our businesses) are his handpicked team that has assisted our CEO in successfully executing our business strategy, in many cases for over a decade. They have acquired a valuable and specific skill set over the years with us that we would have a difficult time replacing.

We provide our executive team with the opportunity (based on successful performance) to receive a competitive compensation package if they perform successfully in comparison to their other opportunities. Performing successfully means that they have successfully sourced investments and increased their book value within a reasonable period of time and with a reasonable investment from the Company.

Key Components of Our NEO Compensation Program

This table includes the principal components of our pay-for-performance approach.

Component	Purpose	Form	Pay-for-Performance	Comment
Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance, contributions to the business, competitive practices and internal comparisons.
Annual fixed cash compensation. Base salary reflects the employee's level of responsibility, expertise, skills, knowledge and experience. For our CEO, base salary is fixed for the term of employment, subject to annual costs of living adjustments. For our other NEOs, base salary is reviewed on an annual basis.

Annual cash incentive	Encourage and reward contributions to our financial results. Engage executives in execution of our business strategy. Emphasize accountability for results.	Cash	The potential award amount varies with the degree to which we increase our book value per share.	Annual variable cash compensation. The Compensation Committee determines and approves the actual amount earned after the close of the fiscal year.
Long-term incentive
Encourage and reward building long-term shareholder value, employment retention and company stock ownership. Align executives with shareholder interests, retain executive officers through long-term vesting.
		RSUs	Retain executives and align them with shareholders' interests by awarding a fixed number of shares upon vesting.
Long-term variable share-based compensation. The Compensation Committee, at its sole discretion, determines the value of RSUs granted each year. We encourage stock ownership through guidelines applicable to our CEO, CFO and other designated executive officers.

We also provide the following compensation and benefit programs to our executives, many of which are broadly available to all of our employees:

Component	Objectives and Basis	Form
Retirement benefits	Retain and recruit our executive officers.	401(k) plan
Deferred Compensation Opportunity	Retain and recruit our executive officers by offering them an opportunity to defer income tax on amounts deferred.	Non-qualified deferred compensation plan
Insurance and other benefits	Provide for the safety and wellness of our executive officers.	Various
Termination and severance benefits	Retain and recruit our executive officers.	Various, including cash and accelerated vesting of long-term incentives in certain circumstances

Changes Implemented Following the Advisory Vote on Executive Compensation at the 2011 Annual Meeting

At our last annual meeting, a majority of the shares voting on the non-binding, advisory vote on executive compensation did not approve the compensation of our executive officers. Because the advisory vote did not provide information on which aspects of our executive compensation policies and practices our shareholders thought could be improved, we have been in contact with many shareholders with significant ownership positions to solicit their views on our executive compensation program and to obtain their input on potential improvements in our compensation policies and practices. Our management, the Compensation Committee and the consultants to the Compensation Committee also reviewed the reports issued by various proxy advisory services to evaluate the compensation related issues that were identified as being of concern to those organizations. Based on those discussions and reviews, we implemented the following changes to our compensation programs:

We adopted a cash incentive compensation repayment (“claw back”) policy. Effective January 1, 2012, we adopted a policy that would require our CEO, CFO and other designated executive officers, to repay to us the amount of any annual cash incentive that he or she received to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate our financial results; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this repayment policy. We intend to amend our repayment policy to comply with any additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 after the SEC adopts new regulations implementing those requirements.

We adopted stock ownership guidelines. Our stock ownership guidelines for our CEO, CFO and other executive officers designated by the Compensation Committee help ensure that those officers maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other shareholders. We also adopted stock ownership guidelines for our non-employee directors, which are addressed below with the discussion of director compensation. These ownership guidelines count shares actually owned and deferred stock units and 50% of the vested stock options and SARs towards the equity ownership requirement. Until the applicable stock ownership guideline is met, the officer is required to retain 25% of the net shares received as a result of the exercise of stock options and SARs.

The guidelines are as follows:

Role	Ownership Guideline
CEO	lesser of 275,000 shares or 3x base salary
CFO	lesser of 18,000 shares or 1x base salary
Other designated executive officers	Lesser of 10,000 shares or 1x base salary

We eliminated “single trigger” vesting acceleration on our RSU awards. We amended recently issued RSU awards for our CEO and CFO (and other executive officers in situations where the awards could be amended without significant adverse tax consequences) to provide that the unvested equity awards assumed by a buyer in the event of a change of control would not automatically accelerate at the close of the transaction (a “single trigger”) and instead the vesting would only accelerate if those executives were involuntarily terminated following the change in control (i.e., “double trigger” treatment of unvested awards) and we determined to include only double trigger vesting acceleration in future grants.

We determined to transition to annual consideration of long-term incentive awards. Historically, the Company has not made annual awards of long-term incentives.  Rather we have granted long term incentive awards periodically every several years. Consequently, when we have made such awards, this has resulted in the appearance that we have granted equity incentive compensation at levels in excess of the companies in our peer group.  Under SEC rules, long term incentive awards must be reported at their grant date value in the year of grant regardless of the vesting period for the award. When we made long-term incentive awards, they were intended to be multi-year awards.  Historically, on a multi-year basis, the value of equity incentive compensation of our executive officers has been reasonable in comparison with market practices. However, to address concerns from our institutional investors and their advisers and better align with the prevailing market practice, we expect to make more frequent (annual) grants in smaller amounts in the future, with some or all of the vesting of the award tied to performance-based criteria.
Determining the Amount of Compensation for Our NEOs

The amount of compensation we provide our NEOs is intended to be:

Reasonable and appropriate for our business needs and circumstances. Our Compensation Committee considers compensation practices of other public companies as well as hedge funds where our executives could find employment as reference points for comparative purposes. While we develop peer groups for reviewing market practices, because of our unique business model, we use the peer groups for informational purposes and do not target specific benchmark percentiles.

Internally fair and equitable relative to roles, responsibilities and work relationships. Management and the Compensation Committee may consider certain business and individual factors to evaluate internal fairness and equity. We do not attempt to establish specific internal relationships among the NEOs.

Variable from year-to-year based on the Company's performance (“pay-for-performance”). Our annual cash incentive program and long-term incentive awards deliver compensation to our NEOs when we achieve our financial objective of growing book value per share and the price of our stock appreciates above the value of the equity based award.

In determining the specific compensation amounts and opportunities, we consider several factors, including (1) competitive compensation practices, (2) business and individual factors, (3) the perspectives provided by the Compensation Committee's independent compensation consultant, Compensia, and (4) the CEO's evaluations and recommendations for the other executive officers. We discuss each of these factors in the following sections.

Pay for Performance

We measure our success by the long-term growth in our book value per share. In structuring our cash incentive award program, we use the growth in our book value per share because that metric focuses our management team on overall business growth and long-term profitability and directly influences shareholder value. In 2011, our book value per share, which is measured at cost rather than market, decreased by 12%, primarily because we recorded impairment charges on our real estate and water assets and a deferred tax valuation allowance for accounting purposes and had few asset monetizations, and therefore no significant realized gains in the year.

Additionally, we use changes in our stock price as a metric for measuring our long-term performance.  Our CEO and other named executive officers have been awarded stock based compensation in the form of Restricted Stock Units, or RSUs (and prior to 2009 in the form of Stock Appreciation Rights, or SARs).  Their compensation is, therefore, closely aligned to the long-term growth in our stock price.

The Role of the Compensation Committee in Determining Executive Compensation

Our Compensation Committee is composed of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Exchange Act Rule 16b-3, who also meet the independence requirements of the NASDAQ Global Market.  The Compensation Committee is responsible for assuring that all of our executive compensation decisions are developed, implemented and administered in a way that supports our fundamental philosophy that a significant portion of executive compensation is linked to our performance.  To this end, the Compensation Committee oversees and administers all of our executive compensation plans and policies, administers our 2005 Long-Term Incentive Plan (including reviewing and approving grants of awards under the 2005 Long-Term Incentive Plan), and annually reviews and approves the individual elements of the NEO's total compensation package.

Assessment of 2011 Compensation

For 2011, we did not perform a formal assessment of executive compensation. Our focus was on discussing the results of our say on pay vote with our shareholders and considering our response to their input.

Determination of Executive Officer Compensation

1.           Annual Cash Compensation

Base Salary: At the beginning of 2011, we increased the base salaries of Mr. Hart and Mr. R. Webb 1.4% as a cost of living adjustment. We did not increase the salaries of Messrs. M. Webb and Perri because their base salaries were adjusted in September 2010 in conjunction with the increase in their responsibilities and a cost of living adjustment was not deemed necessary so soon after.

Annual Incentive Awards: We provide annual incentive awards that are based on the Company's long-term performance, rather than a short-term focus on annual earnings.  Accordingly, these awards motivate our executive officers and align their interests with those of our shareholders by increasing their annual compensation if we achieve superior growth in book value per share.  Since we measure our book value at cost and do not mark our assets to market, increases in book value are generally limited to monetization events, (that is, when we sell assets). Measuring book value at cost may lead to years of relatively flat book value while we develop the assets for monetization. Although an incentive award may be earned in a particular year, the award is a result of years of effort that is recognized when there is a monetization event.

In order to receive a payment, annual growth in our book value has to exceed a threshold level of 80% of the Standard & Poor's 500's annualized total return for the previous five calendar years. We tie our annual incentive awards to the five-year average of the Standard & Poor's 500 index in order to emphasize long-term performance and to pay for relative performance that is as good as or better than the general market.  We believe that this approach closely aligns our executive officers' pay with our corporate objectives and risk tolerance.

Our CEO's employment agreement provides for an annual bonus when our growth in book value per share exceeds 80% of the Standard & Poor's 500's annualized total return for the previous five calendar years.  If our growth in book value per share in a fiscal year exceeds the threshold level, our CEO will receive 7.5% of the increase in book value per share multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

In addition, our Board has determined to provide Messrs. M. Webb, Perri and R. Webb with an annual incentive award equal to his base salary multiplied by the ratio of the annual incentive compensation payments paid to our CEO to our CEO's base salary.  For example, if our CEO's total incentive compensation payments equal 50% of his base salary, each of these named executive officers is eligible to receive an incentive compensation award equal to 50% of his base salary.  As a result, the incentive compensation opportunity for each of these three named executive officers is indirectly based on the same growth in book value per share metric that is applicable to our CEO.

In 2011, our book value per share decreased.  As a result, none of our NEOs received an annual incentive compensation award for 2011.

2.           Long-Term Incentives

Under the 2005 Long-Term Incentive Plan, the Compensation Committee may award to participants various forms of equity-based incentives, including stock appreciation rights, or SARS, stock options, restricted stock, restricted stock units, or RSUs, performance awards, deferred compensation awards and other stock-based awards.

Prior to 2010, the equity incentive compensation awarded to our named executive officers had been made solely in the form of stock-settled SARs.  During 2010, the Compensation Committee determined to grant equity incentive compensation in the form of RSU awards for the following reasons:

•	full value RSU awards are less dilutive than stock-settled SAR because we can provide the same aggregate grant date award value while using fewer shares;
•
full value RSU awards continue to have retentive value and help to align the interests of our executive officers with those of our shareholders even in periods of minimal stock price appreciation or stock price decline;

•	full value RSU awards are less likely to encourage short-term risk-taking at the expense of long-term results; and
•	granting a combination of stock-settled SARs and full value awards such as RSUs is currently the prevalent practice among our peer group companies.

In accordance with our long term incentive program, we did not grant any long term incentive awards in 2011 because we granted a multi-year award granted in 2010. As described above, we expect to transition to an annual grant program.

3.           Retirement and Deferred Compensation Plans

We maintain the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust to provide a tax-deferred means to save for retirement.  The named executive officers have the opportunity to participate in this Section 401(k) plan on the same basis as all of our other employees.

We also maintain a nonqualified deferred compensation plan, which allows our executive officers to elect to defer compensation they earn and receive the tax benefits associated with delaying the income tax on the compensation deferred.  We do not make any matching or other contributions to the nonqualified deferred compensation plan.  The amounts deferred under the plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of equities, bonds or cash selected by the participants, and are held in a grantor trust, the assets of which are subject to the claims of our creditors.

See “Nonqualified Deferred Compensation” below for a description of our nonqualified deferred compensation plan and the amounts deferred by our named executive officers thereunder.

4.           Insurance and Other Benefits

We generally provide insurance and other benefits to provide for the safety and wellness of our employees.  These benefits include health insurance, life insurance, dental insurance, vision insurance, and disability insurance, which are available to all employees, including our named executive officers, on a nondiscriminatory basis.  We also provide paid parking for employees in our La Jolla, California office.

5.           Termination and Change in Control

We provide certain termination of employment and change in control payments and benefits to our named executive officers.  We provide these payments and benefits to help retain and recruit our named executive officers, which is one of the primary objectives of our executive compensation program.

Termination Benefits

Mr. Hart.  Pursuant to the operation of the terms of his employment agreement, as amended on October 13, 2011, if our CEO is terminated other than “for cause” or if he resigns for “good reason” or his employment ends due to death or disability, he is entitled to receive a separation package consisting of (i) the greater of (a) his base salary for the remaining term of this employment agreement or (b) two times his base salary at the date of termination; (ii) immediate vesting of all unvested equity interests; (iii) continuation of health care benefits until his death or he accepts health coverage from another employer; and (iv) payment of the pro rata portion of any annual incentive award with respect to the year in which his employment is terminated.  Additionally, the RSU awards held by Mr. Hart will fully vest upon his termination of employment without cause, excluding death or disability, and on a change in control transaction if the buyer does not assume or substitute for the RSU awards.

Messrs. M. Webb, Perri, R. Webb and Mosier.  None of Messrs. M. Webb, Perri, R. Webb and Mosier is a party to an employment agreement with us and they are only entitled to severance payments and benefits under our generally applicable severance benefit plan.  As described above, payments and benefits under this plan generally include two weeks of base salary for each full year of employment with us if we terminate a participant's employment for any reason other than cause.  Additionally, the RSU awards held by Messrs. M. Webb, Perri and R. Webb will fully vest upon their termination of employment without cause, excluding death or disability, and with limited exceptions on a change in control transaction where the buyer does not assume or substitute for the outstanding awards.

Equity Acceleration

Our 2005 Long-Term Incentive Plan was approved by our shareholders on December 8, 2005, and it has not been materially amended since this date.  All stock-settled SARs granted and outstanding under our 2005 Long-Term Incentive Plan are fully vested at this time.  The vesting conditions, restriction periods or performance goals applicable to any outstanding shares subject to an RSU award or other award under our 2005 Long-Term Incentive Plan will be accelerated and/or waived upon a change in control of the Company only where the buyer does not assume or substitute for the awards or upon a termination of employment without cause.  We amended the “single trigger” provision in recently granted awards so that the RSU awards do not automatically vest upon the close of a change in control.

See “Potential Payments upon Termination or Change in Control” for a more detailed description of our termination and change in control benefits for the named executive officers.

Tax Regulations.

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million to each of a company's Chief Executive Officer and three other most highly compensated executive officers (not including the Chief Financial Officer) is not deductible as compensation expense for United States federal income tax purposes unless it satisfies the “performance-based compensation” exception of Section 162(m). Stock-settled stock appreciation rights should qualify as performance-based compensation.  In structuring the annual- and long-term incentive awards for our named executive officers, the Company determined that shareholder interests would best be served by not restricting the Company's discretion and flexibility by trying to qualify these components as “performance-based.”

Therefore, the amount of base salary, annual incentive awards, and discretionary bonuses and RSU awards in excess of $1 million to any one of our named executive officers subject to the Section 162(m) limitations will not qualify for a corporate tax deduction for the amount in excess of $1 million.

Under Internal Revenue Code Section 409A, a nonqualified deferred compensation plan, must comply with certain requirements related to the timing of deferral and distribution decisions, otherwise amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. RSUs are also generally exempt from Section 409A. We administer our equity plans and equity awards in accordance with Section 409A requirements.

Compensation Risk Management

We reviewed our compensation practices and determined:

•	Our focus is on long-term growth with minimal leverage, and this philosophy is conducive to minimizing compensation related risks;
•	Our incentive plans are well designed, effectively administered, focused on relevant performance measures;
•	Our plans are reasonable with respect to potential compensation levels;
•	The elements of our compensation plan are appropriately weighted in our overall mix that achieves a balance of focus between operating results and strategic results;
•
Base salaries for executive officers are sufficiently competitive to eliminate the need for them to take unnecessary risk in order to earn large incentives necessary to provide adequate cash compensation;

•
Equity-based compensation levels are competitive and sufficient to provide a balanced focus between short- and long-term priorities and results and does not encourage the taking of short-term risks at the expense of long-term results; and

•
Our insider trading policies, independent oversight by the Compensation Committee, and our recently adopted stock ownership guidelines and “claw back policy” mitigate any potential risks in our compensation programs.

Based on this review, we have concluded that our compensation policies, plans, and practices do not encourage unnecessary or unreasonable risk-taking and do not encourage executives or employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with management.  Based on that review and discussion, the Compensation Committee has recommended to the board of directors, and the board has approved, that the CD&A be included in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011 and our 2012 Proxy Statement.

Compensation Committee: Carlos C. Campbell, Chairman Kristina M. Leslie Richard D. Ruppert, M.D. Robert G. Deuster

Compensation Tables and Narrative Disclosures

The following tables, narrative disclosures and footnotes describe the total compensation and benefits for our NEOs for fiscal 2011. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year because some portion of an NEO's compensation may have been deferred pursuant to our nonqualified deferred compensation plan.
Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for services during 2011, 2010 and 2009. The SEC's current executive compensation disclosure rules require us to value stock awards and option awards reported in the following table using the grant date fair value of the awards, rather than using the amount recognized for financial statement reporting purposes to value these awards.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total Compensation

John R. Hart, CEO	2011	$1,991,751					$38,150	$2,029,901
President & Chief Executive	2010	$1,964,251		$12,276,000			$38,150	$14,278,401
Officer	2009	$1,888,703				$508,691	$32,250	$2,429,644

Maxim C. W. Webb, CFO	2011	$500,000					$38,150	$538,150
Executive Vice President, Chief	2010	$405,626		$1,227,600			$38,150	$1,671,376
Financial Officer & Treasurer	2009	$344,510		$1,580,000		$92,788	$32,250	$2,049,548

John T. Perri, CAO (4)	2011	$275,000					$38,150	$313,150
Vice President &	2010	$223,149		$429,660			$33,542	$686,351
Chief Accounting Officer

W. Raymond Webb	2011	$245,319					$35,050	$280,369
Vice President, Investments	2010	$241,932					$34,053	$275,985
	2009	$232,628		$592,500		$62,654	$30,384	$918,166

James F. Mosier (4)	2011	$97,906	$4,895				$17,674	$120,475
General Counsel & Secretary	2010	$120,692	$6,035				$42,415	$169,142

(1)
Represents the aggregate grant date fair value of awards of restricted stock units granted in 2010 and 2009. No such awards were granted in 2011. The aggregate grant date fair value of these awards was computed in accordance with applicable accounting guidance.

(2)
Amounts earned pursuant to the terms of our CEO's employment agreement and other stand alone agreements for our CFO, CAO and Vice President, Investments, for annual incentive compensation that is earned when the growth in our book value per share exceeds a pre-determined threshold level. The threshold level for each year is calculated as 80% of the Standard & Poor's 500's annualized total return for the previous five calendar years. If our growth in book value per share in a fiscal year exceeds the threshold level, an award equal to 7.5% of the increase in book value per share, multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

(3)	Amounts in this column include contributions made by the Company on behalf of the named executive officers to our 401(k) plan, and health savings accounts.
(4)	Became a named executive officer during 2010.

Grants of Plan-Based Awards
There were no equity-based awards granted to the NEOs during 2011.

Pension Benefits and Non-qualified Deferred Compensation Plans
We do not maintain any qualified or non-qualified defined benefit pension plans. Our executive officers, however, may make voluntary deferrals of salary, bonus and other cash compensation through our non-qualified deferred compensation plan. We do not make any matching or other contributions to the non-qualified deferred compensation plan. Amounts deferred under the plan therefore have already been earned, but participating executive officers have chosen to defer receipt of the cash payment under the terms of the plan.
Each named executive officer who chooses to defer compensation under our non-qualified deferred compensation plan may elect, in accordance with Section 409A of the Internal Revenue Code, to receive payment in the form of a lump sum on a date certain or on separation from service, or in the form of up to 10 substantially equal annual installments beginning on a certain date or separation from service. Payment will automatically be made in a lump sum upon an executive officer's death. Payment under the plan may also be made in connection with an unforeseeable emergency or certain terminations of the plan.
Amounts deferred under the non-qualified deferred compensation plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of the investments held in the plan. The individual executive officers select the specific investment options, being equities, bonds or cash for their deferrals under the plan. As such, each individual participant bears their own market risk and reward for their own deferrals under the plan. Executive officers may generally change their investment elections at any time, subject to the administrative procedures established under the plan from time to time.
Non-qualified Deferred Compensation
The following table presents information regarding the contributions to and earnings on NEOs deferred compensation balances during 2011, and also shows the total deferred amounts for the NEOs at the end of 2011.

Name	Executive Contributions In 2011(1)	Registrant Contributions In 2011	Aggregate Earnings In 2011(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011(1)

John R. Hart			$1,584,308		$29,988,044
Maxim C.W. Webb			$158,672		$2,536,546
John T. Perri			$15,695		$1,051,214
W. Raymond Webb			$113,833	$189,572	$1,694,443
James F. Mosier			$167,922		$681,403

(1) The balances shown in this table represent compensation previously reported in the Summary Compensation Table in this and prior proxy statements, except for amounts attributable to aggregate earnings, which are not reportable in the Summary Compensation Table because we do not provide above market or preferential earnings on non-qualified deferred compensation.

Outstanding Equity Awards at Fiscal Year-End
The following tables provide information on the outstanding equity awards for the NEOs as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
John R. Hart	838,356		$33.76	12/12/2015
	419,178		$42.71	8/2/2017
					400,000(2)	$8,232,000(1)
Maxim. C.W. Webb	163,799		$33.76	12/12/2015
	17,292		$42.71	8/2/2017
					120,000(3)	$2,469,600(2)
John T. Perri	30,000		$33.76	12/12/2015
	30,000		$42.71	8/2/2014
					44,000(4)	$905,420(4)
W. Raymond Webb	48,000		$33.76	12/12/2015
	20,000		$42.71	8/2/2017
					30,000(5)	$617,400(3)
James F. Mosier	20,000		$33.76	12/12/2015

(1)
Numbers in this column represent the total number of stock-settled stock appreciation rights, or SARs, held by each NEO as of December 31, 2011. The actual number of shares to be issued to an NEO who exercises a SAR will be based on the net exercise value (that is, the market price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes withheld in the form of shares. At December 31, 2011, none of the outstanding stock-settled SARs held by our NEOs were in-the-money.

(2)
Represents restricted stock units granted to Mr. Hart on October 28, 2010 pursuant to our 2005 Long-Term Incentive Plan. The awards are subject to Mr. Hart's continued employment or service with us. These restricted stock units will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control. The market value of the restricted stock units reported above is based on $20.58 per share, which is the closing market price of our common stock on December 31, 2011.

(3)
Represents 80,000 and 40,000 restricted stock units granted to Mr. M. Webb on March 3, 2009 and October 28, 2010, respectively pursuant to our 2005 Long-Term Incentive Plan. These awards are subject to Mr. M. Webb's continued employment or service with us. These restricted stock units granted in 2009 will cliff vest on March 3, 2012 and the awards granted in 2010 will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control. The market value of the restricted stock units reported above is based on $20.58 per share, which is the closing market price of our common stock on December 31, 2011.

(4)
Represents 30,000 and 14,000 restricted stock units granted to Mr. Perri on March 3, 2009 and October 28, 2010, respectively pursuant to our 2005 Long-Term Incentive Plan. These awards are subject to Mr. Perri's continued employment or service with us. These restricted stock units granted in 2009 will cliff vest on March 3, 2012 and the awards granted in 2010 will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control. The market value of the restricted stock units reported above is based on $20.58 per share, which is the closing market price of our common stock on December 31, 2011.

(5)
Represents restricted stock units granted to Mr. R. Webb on March 3, 2009 pursuant to our 2005 Long-Term Incentive Plan. These awards are subject to Mr. R. Webb's continued employment or service with us. These restricted stock units will cliff vest on March 3, 2012 and may also vest earlier in connection with certain terminations of employment or a change in control. The market value of the restricted stock units reported above is based on $20.58 per share, which is the closing market price of our common stock on December 31, 2011.

Potential Payments upon Termination or Change in Control
The following section describes the payments and benefits that the named executive officers may receive in connection with their termination of employment with the Company, or in connection with a change in control of the Company. All of the severance and other payments and benefits described in this section will be paid or provided by the Company. In addition to the amounts presented below, the named executive officers may be entitled to the benefits quantified and described above under “Nonqualified Deferred Compensation.” The named executive officers may also be entitled to additional severance payments and benefits under our severance benefit plan, which is generally available to all salaried employees and provides for two weeks of base salary for each full year of employment with us upon a termination of employment by us for any reason other than cause.
Please see our “Compensation Discussion and Analysis” for a discussion of how the payments and benefits presented below were determined.
2005 Long-Term Incentive Plan - The 2005 Long-Term Incentive Plan contains change in control provisions that generally apply to awards that have been granted under the plan, including awards granted to the named executive officers. Upon a change in control of the Company, all outstanding stock options and stock-settled stock appreciation rights, or SARs, will generally vest immediately and become fully exercisable. Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to an outstanding restricted stock award, restricted stock unit award or other award will be accelerated and/or waived upon a change in control of the Company. Generally, a change in control under the 2005 Long-Term Incentive Plan occurs if: (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve.
As indicated in the Outstanding Equity Awards at Fiscal Year-End table above, the only awards held by our named executive officers at the end of 2011 were SARs and RSU awards. Using the “in-the-money” value model, the value of the SARs awarded to our named executive officers (assuming a change in control of the Company had occurred as of December 31, 2011) would be zero because the exercise price of all SARs granted before December 31, 2011 was greater than $30.69, the closing market price of our common stock on the NASDAQ Global Market on December 31, 2011.
Mr. Hart. Pursuant to the operation of the terms of his employment agreement, at December 31, 2011, our CEO was entitled to benefits depending upon the nature of the termination. Upon change of control, our CEO is entitled to automatic and full vesting of his RSU.
Messrs. M. Webb, Perri, Mosier and R. Webb. Pursuant to our Employee Benefit Plan, Messrs. M. Webb, Perri, Mosier and R. Webb are entitled to receive two weeks of base salary for each full year of service with the Company.
Estimated Potential Payments for our Named Executive Officers. The following table lists the estimated value of the restricted stock units awarded to Messrs. Hart, M. Webb, Perri, Mosier and R. Webb assuming a change in control of the Company occurred on December 31, 2011. The amount of severance listed below for Mr. Hart is pursuant to his employment agreement; the amount of severance listed below for Messrs. M. Webb, Perri, Mosier and R. Webb is post-termination compensation that would be due pursuant to our Employee Benefit Plan.

Severance Benefits on Termination

Name & Triggering Event	Cash Payments (3)	Cash Payments for Standard Severance	RSU that would vest in March 2012		RSU that would vest in October 2014		Total

John R. Hart
Termination with cause	$643,503						$643,503
Termination without cause	$6,286,797				$8,232,000		$14,518,797
Change in control					$8,232,000	(2)	$8,232,000
Death / disability	$6,586,797				$8,232,000		$14,818,797

Maxim C. W. Webb
Termination with cause	$167,312						$167,312
Termination without cause	$167,312	$365,385	$1,646,400	(1)	$823,200		$3,002,296
Change in control			$1,646,400	(1)	$823,200	(2)	$2,469,600
Death / disability	$467,312						$467,312

John T. Perri
Termination with cause	$75,726						$75,726
Termination without cause	$75,726	$148,077	$617,400	(1)	$288,120		$1,129,322
Change in control			$617,400	(1)	$288,120	(2)	$905,520
Death / disability	$375,726						$375,726

W. Raymond Webb
Termination with cause	$66,993						$66,993
Termination without cause	$66,993	$113,224	$617,400	(1)			$797,616
Change in control			$617,400	(1)			$617,400
Death / disability	$366,993						$366,993

James F. Mosier
Termination with cause	$26,793						$26,793
Termination without cause	$26,793	$106,658					$133,451
Change in control							$—
Death / disability	$221,793						$221,793

(1) These RSU awards vested on March 3, 2012.

(2) On March 28, 2012, these RSU awards were amended to provide that vesting of the units shall only be accelerated in full immediately prior to the effective time of a change in control to the extent that the award is neither assumed or continued by the buyer nor replaced by a substituted award with respect to the buyer's stock and otherwise shall be accelerated in full in the event that the employee's service is terminated by the Company for any reason other than Cause (excluding death or disability).

(3) Cash payments include accrued vacation and personal days, payment of salary as stipulated in Mr. Hart's employment agreement, and life insurance in the case of death.

DIRECTOR COMPENSATION

During 2011, our non-employee directors received the following annual cash compensation for their services: (1) an annual retainer of $38,940 (the Chairman of the Audit Committee and the other members of the audit committee each received an additional annual retainer of $11,126 and $5,563, respectively) and (2) a fee of $2,225 for each board of directors or committee meeting attended by the director in person or by telephone.  In addition, any non-employee director attending an educational activity or seminar on our behalf received a fee of $1,113 per day plus expenses. The chairman of the board of directors received an additional $121,680 for serving in that position.
During 2011, non-employee directors serving on the date of our Annual Meeting also received annual restricted stock awards under the 2005 Long-Term Incentive Plan for 700 shares of our common stock, with vesting to occur one year later if the individual is still serving as a director on that date. Robert G. Deuster, received 846 shares in 2011, 146 of which were awarded in February of 2011 prorated for his time served on the board from his start date to the annual grant date of May 15.
For our non-employee directors, cash retainers and fees increase by the same percentage applicable to the Company's employees as determined by the compensation committee.  For 2011, the cash retainer and fees for the non-employee directors increased 1.4%.
Certain of our non-employee directors participate in our deferred compensation plans. The assets the deferred compensation plan are held in a grantor trust subject to the claims of our creditors. If a director opted to defer fees in the deferred compensation plan, the funds would be used for open market purchases of our common stock within two weeks of the deposit of such amounts. The only asset permitted in the directors' deferred compensation grantor trust is our common stock.
The following table sets forth compensation earned during 2011 for each non-employee director who served during 2011:
Director Compensation

Name	Fees Earned Or Paid In Cash	Stock Awards(1)	All Other Compensation(2)	Total
Ronald Langley	$135,652	$20,720	$192,579	$348,951
Kristina M. Leslie	$116,266	$20,720	$4,028	$141,014
Robert G. Deuster	$59,530	$25,042	$1,581	$86,153
Julie H. Sullivan, Ph.D.	$68,979	$20,720		$89,699
Carlos C. Campbell	$73,429	$20,720	$28,203	$122,352
Kenneth J. Slepicka	$56,740	$20,720	$10,097	$87,557
Richard Ruppert, M.D. (3)	$73,429	$20,720	$14,024	$108,173
_____________________________

(1)
Represents the aggregate grant date fair value of the restricted stock awards granted to each of the non-employee directors in 2011. The aggregate grant date fair value of these awards was computed in accordance with applicable accounting guidance.

(2)
Includes reimbursements for travel expenses and fees for attending seminars. The amount reported for Mr. Langley consisted of $155,000 of compensation earned under his consulting agreement with us, and travel and hotel accommodations as he currently resides in Sydney, Australia.

(3)	Dr. Ruppert has decided to retire effective May 14, 2012, after serving on our board of directors since 1996.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 2012, with respect to the beneficial ownership of our common stock by (i) each person who we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission, (ii) each of our directors and director nominees, (iii) each “named executive officer” listed in our Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. As of March 15, 2012, 22,799,080 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership
Directors and Named Executive Officers
John R. Hart(1) (16)	28,229	*
Carlos C. Campbell(2)	3,800	*
Robert G. Deuster	846	*
Ronald Langley(3)	23,470	*
Richard D. Ruppert, MD(6)	9,098	*
Kristina M. Leslie	1,943	*
Kenneth J. Slepicka	2,800	*
Julie H. Sullivan, Ph.D.	1,943	*
Maxim C. W. Webb(7) (16)	48,859	*
John T. Perri(5) (16)	17,391	*
James F. Mosier(4) (16)	5,519	*
W. Raymond Webb(8) (16)	60	*
Executive Officers and Directors as a Group (12 persons) (9) (16)	143,958	0.6%

5% Shareholders
FMR LLC (10) 82 Devonshire Street, Boston, MA 02109	1,859,225	8.2%
Royce & Associates, LLC(11) 745 Fifth Avenue, New York, NY 10151	2,783,125	12.2%
Artisan Partners Holdings LP(12) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	1,845,021	8.1%
BlackRock, Inc. (13) 40 East 52nd Street, New York, NY 10022	1,262,355	5.5%
Fiduciary Management, Inc.(14) 100 East Wisconsin Avenue, Suite 301 Milwaukee, WI 53202	1,161,503	5.1%
RS Investment Management Company, LLC(15) 388 Market Street, Suite 1700 San Francisco, CA 94111	1,884,332	8.3%
____________________
*    Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.

(1)
Represents 28,147 shares held in our 401(k) plan and 82 shares held directly. The number of shares shown above does not include 19,940 shares held in a deferred compensation trust accounts. Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares. This number also does not include 400,000 shares of restricted stock units that will not vest until October 28, 2014.

(2)
The number of shares shown above does not include 2,644 shares held in a deferred compensation trust accounts. Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.

(3)	Includes 20,107 shares held in an individual retirement account.
(4)	Includes 2,370.88 shares held in our 401(k) plan.
(5)	Includes 263 shares held in our 401(k) plan. Does not include 14,000 restricted stock units that were granted on October 28, 2010, but will not vest until October 28, 2014.
(6)	Dr. Ruppert shares voting and investment power with his wife.
(7)	Includes 1,291 shares held in our 401(k) plan. Does not include 40,000 restricted stock units granted on October 28, 2010, that will not vest until October 28, 2014.
(8)	Does not include 30,000 shares held in deferred compensation accounts. Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.
(9)	Includes 4,900 unvested restricted stock awards. Does not include 454,000 unvested restricted stock units.
(10)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 14, 2012.
(11)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on January 19, 2012.
(12)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 6, 2012.
(13)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 13, 2012. The Schedule 13G reports that BlackRock, Inc. beneficially owns and has sole voting power and sole disposition power for 1,262,355 of our shares.

(14)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 10, 2012.
(15)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 9, 2012.
(16)
Shares shown as beneficially owned by the NEOs do not include shares issuable upon exercise of stock-settled stock appreciation rights, or SARs, which are exercisable or may be exercised within 60 days of March 15, 2012 because none of the outstanding stock-settled SARs were in-the-money as of March 15, 2012. As of December 31, 2011, the total number of stock-settled SARs held by NEOs were as follows: (a) 1,257,534 shares for Mr. Hart, (b) 181,091 shares for Mr. M. Webb, (c) 60,000 shares for Mr. Perri, (d) 68,000 shares for Mr. R. Webb, and (e) 20,000 shares for Mr. Mosier. The actual number of shares to be issued to an NEO who exercises a SAR will be based on the net exercise value (that is, the market price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes withheld in the form of shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes in beneficial ownership of our common stock on Form 4 with SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.
To our knowledge, based solely on a review of the copies of these reports that we have received and written representations from certain reporting persons that they have complied with the relevant filing requirements, all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain only one equity compensation plan, the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005. The following table sets forth information with respect to the number of shares of common stock subject to outstanding awards and remaining available for issuance under the 2005 Long-Term Incentive Plan as of December 31, 2011. For more details regarding our 2005 Long-Term Incentive Plan, see “Executive Compensation-Elements of Executive Officer Compensation-2. Long-Term Incentives.”

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders(1)	2,406,079	$34.17	535
Equity Compensation Plans not approved by security holders(2)	—	N/A	—

(1)
Represents the total number of underlying shares that could be issued upon the exercise of the stock-settled stock appreciation rights, or SARs, or the vesting of restricted stock units, granted and awards available for future issuances under our 2005 Long-Term Incentive Plan. In accordance with SEC disclosure rules, the weighted-average exercise price reported in column (b) does not take into account restricted stock units because they have no exercise price. The actual number of shares to be issued to a grantee who exercises each SAR will be based on the net exercise value (that is, the market value price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes withheld in the form of shares. The actual number of shares to be issued to a grantee of vested restricted stock units will be based on the total number shares of stock issued at vesting, minus applicable taxes withheld in the form of shares. At December 31, 2011 none of the outstanding stock-settled SARs issued under our 2005 Long-Term Incentive Plan were in-the-money and therefore no additional shares would be issued upon assumed exercise of the SARs. Of the 2,406,079 shares of stock to be issued upon exercise of outstanding options, warrants and rights, 1,812,079 shares are underlying outstanding SARs that are fully vested. The following table illustrates the number of common shares that would be issued (after payment of all applicable withholding taxes assuming a 40% withholding tax rate) on assumed exercise of all 1,812,079 stock-settled SARs outstanding as of December 31, 2011 based on the following assumed PICO common stock share price:

Assumed Price Per Share of PICO Common Stock on Date of Exercise of SARs	Number of PICO Common Shares That Would Be Issued on Assumed Exercise of All Granted SARs
$20.00
$25.00
$30.00
$35.00	28,179
$40.00	124,077
$45.00	213,518
$50.00	300,891
$55.00	372,378

The Compensation Committee granted restricted stock awards of 700 shares each in May 2011 to the following non-employee directors: Ms. Leslie, Dr. Sullivan, Messrs. Campbell, Langley, Slepicka, Deuster and Dr. Ruppert. These restricted stock awards will vest on May 14, 2012 provided the individual is still serving as a director on that date. In total, we have granted to our current non-employee directors restricted stock awards for 11,732 shares. In accordance with SEC disclosure rules, these restricted stock awards are not reported on column (a).

(2)	We have no equity compensation plans that have not been approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Related Persons Transactions
We entered into a consulting agreement on February 28, 2011 with Mr. Langley, our Chairman, to provide certain consulting services to the Company, including identifying, analyzing and recommending public equity investment opportunities for the Company's consideration, advising the Company on negotiations with target companies relative to recommended acquisitions and on maximizing the value of any recommended investments and acquisitions. In return, we have agreed to compensate Mr. Langley in an amount of 10% of any net realized gain on the Company's first $5 million of net realized gain (defined as net sale proceeds less total cost of investment) on any one investment recommended by Mr. Langley. After this net gain has been exceeded, Mr. Langley shall be compensated on the basis of 5% of any net realized gain to the Company that is in excess of $5 million on each investment he recommends. Under the consulting agreement, Mr. Langley will only be compensated if the total return to us on an investment identified and recommended in writing by him is at least 20% compounded per annum on the entire capital invested by us in any one single investment. In 2011, Mr. Langley was compensated $155,000 for a recommended investment that produced a realized net gain that exceeded the thresholds set forth above.

Procedures for Approval of Related Persons Transactions
To ensure the broadest possible compliance with the NASDAQ Global Market listing standards and Regulation S-K, Item 404, the Audit Committee has adopted a policy in which it will review for approval all transactions or proposed transactions in which we are a participant and in which we or our directors or director nominees, officers, 5% shareholders, consultants or employees will have an interest, which need not be material. After reviewing a particular transaction or proposed transaction, management and the Audit Committee will determine if disclosure in our public filings is necessary and appropriate under Item 404.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

No current member of the compensation committee was at any time during the year ended December 31, 2011 or any other time, an officer or employee of our Company, and no current member had any relationship with us requiring disclosure of certain relationships and related-person transaction. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during the year ended December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.
The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices. The audit committee operates pursuant to a written charter adopted by the board. A copy of this charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.
The current members of the audit committee are listed at the end of this report. The audit committee has discussed with the board the level of financial expertise of its members. The board has determined that the audit committee possesses the requisite expertise in the interpretation of financial statements. Pursuant to Section 407 of the United States Sarbanes-Oxley Act of 2002, the board has determined that each member of the audit committee is an independent director, as defined in the listing standards of the NASDAQ Stock Market, and Kristina M. Leslie, Richard D. Ruppert, M.D. and Julie H. Sullivan, Ph.D., are qualified as audit committee financial experts as defined in Regulation S-K, Item 407 of the Exchange Act. Management is responsible for the internal controls, the financial reporting process and the representations set forth in the statements regarding our financial condition. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles in the United States. The audit committee is responsible for those matters set forth in its charter. In this regard, the audit committee meets separately with management, including the chief financial officer, and Deloitte & Touche. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In the foregoing context, the audit committee has reviewed with Deloitte & Touche both the engagement letter and its fees. The audit committee has discussed with Deloitte & Touche, with and without management present, the independent registered public accounting firm's evaluations of our internal accounting controls and the financial reporting systems, policies, procedures and processes, and the fair and complete presentation of our consolidated financial statements. The audit committee discussed with Deloitte & Touche the matters required to be discussed by Rule 2-07 of Regulation S-X, Communication with Audit Committees, and Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.
The audit committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence.
Based upon the independent representations of management and Deloitte & Touche, the audit committee's review of such representations and the report of Deloitte & Touche to the audit committee, the audit committee's review of the audited consolidated financial statements and its discussions with management and the independent accountants, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31,2011.
The undersigned members of the audit committee have submitted this report of the audit committee:

Kristina M. Leslie, Chair Carlos C. Campbell Richard D. Ruppert, M.D. Julie H. Sullivan, Ph.D. Robert G. Deuster

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Shareholder Proposals to Be Considered for Inclusion in Proxy Materials. Shareholder proposals that are intended for inclusion in our 2013 proxy statement and acted upon at our Annual Meeting of Shareholders in 2013 must be received no later than December 3, 2012. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in Company-sponsored proxy materials. Shareholder proposals must be delivered to our Corporate Secretary by mail at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480. As the rules of the United States Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.
Requirements for Shareholder Proposal to be Brought Before the 2013 Annual Meeting of Shareholders. Notice of any proposal that you intend to present at the 2013 Annual Meeting of Shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders, must be delivered to our Corporate Secretary by mail at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480 not earlier than the close of business on January 14, 2013 and not later than the close of business on February13, 2013. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2013 Annual Meeting of Shareholders.
The proxy solicited by us for the 2013 Annual Meeting of Shareholders will confer discretionary authority on our proxies to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to December 3, 2012.
If the date of our 2013 Annual Meeting is a date that is not within 30 days before or 60 days after May14, 2013, the anniversary date of our 2012 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
April 2, 2012

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PICO2012**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44375-P20155 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PICO HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Robert G. Deuster	☐	☐	☐
1b. Julie H. Sullivan, Ph.D.	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers, disclosed pursuant to the company's definitive proxy statement for the 2012 Annual Meeting of Shareholders.	☐	☐	☐
3. To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2012 financial statements.	☐	☐	☐

4. Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

M44376-P20155

PICO HOLDINGS, INC.
Annual Meeting of Shareholders
May 14, 2012 11:00 AM (PDT)
This proxy is solicited by the Board of Directors

By Signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Maxim C.W. Webb and James F. Mosier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PICO HOLDINGS, INC. that you are entitled to vote at the Annual Meeting of shareholders to be held May 14, 2012, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side